Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 23, 2018 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the third quarter ended September 30, 2018.

Highlights for the quarter included the following(1):
•	Total revenue of $243.3 million, an increase of 36.2% compared with the third quarter of 2017.
•	Freight revenue of $214.6 million (excludes revenue from fuel surcharges), an increase of 34.6% compared with the third quarter of 2017.
•
Operating income of $16.2 million and an operating ratio of 93.3%. Adjusted operating income(2) of $16.9 million and an adjusted operating ratio(2) of 92.1%. This compares with operating income of $9.0 million and an operating ratio of 94.9% in the third quarter of 2017.

•
Net income of $11.6 million, or earnings per diluted share of $0.63. Adjusted net income(2) of $12.1 million, or adjusted earnings per diluted share(2) of $0.66. This compares with net income of $4.6 million, or $0.25 per diluted share in the third quarter of 2017.

(1) For information regarding comparability of the reported results due to the acquisition of Landair Holdings and its subsidiaries (“Landair”), refer to footnote (2) of the Non-GAAP Reconciliation (Unaudited) schedules included with this release.
        (2) See GAAP to Non-GAAP Reconciliation in the schedules included with this release.

Chairman and Chief Executive Officer, David R. Parker, made the following comments: “We are pleased to announce record third quarter revenue, operating income, and net income for our organization.  Our historical truckload business has continued to improve year-over-year, and we could not be happier with our first three months of ownership of Landair.  A unified team from both organizations has done an excellent job of prioritizing and executing on the most impactful transition items, while customer sentiment towards our combined capabilities has been very positive. From the collaboration between the sales and operations teams to the scope and speed of attaining cost synergies, the transition efforts have exceeded our expectations.

Management Discussion—Truckload Operations
Mr. Parker continued: “For the quarter, total revenue in our truckload operations increased to $197.1 million, an increase of $44.0 million compared with the third quarter of 2017.  This increase consisted of $34.4 million higher freight revenue and $9.6 million higher fuel surcharge revenue. The $34.4 million increase in freight revenue related to a 547 (or 21.6%) average truck increase and a 6.1% increase in average freight revenue per truck in the 2018 period as compared to the 2017 period, partially offset by a $2.7 million year-over-year reduction in intermodal revenues as we effectively discontinued this consistently unprofitable service offering within our solo-driver refrigerated truckload unit during December 2017. Of the 547 increased average trucks, 428 average trucks were contributed by the Landair acquisition as Landair contributed $18.4 million of freight revenue to consolidated truckload operations in the third quarter of 2018.

“Average freight revenue per tractor per week increased to $4,159 during the 2018 quarter from $3,922 during the 2017 quarter. Average freight revenue per total mile increased by 27.7 cents per mile, or 16.4%, compared to the 2017 quarter and average miles per tractor decreased by 8.9%.  The main factors impacting the decreased utilization were the impact of the Landair operations on the combined truckload division. Landair's shorter average length of haul and dedicated contract, solo-driven truck operations generally produce higher revenue per total mile and fewer miles per tractor than our other truckload business units.  We also experienced a 960 basis point decrease in the percentage of our fleet comprised of team-driven trucks. Team-driven trucks decreased to an average of 880 teams (or 28.6% of the total fleet) in the third quarter of 2018 versus an average of 967 teams (or 38.2% of the total fleet) in the third quarter of 2017. Our average seated truck percentage improved as 3.9% of our fleet lacked drivers during the 2018 quarter compared with 4.9% during the 2017 quarter.

“Salaries, wages and related expenses increased 14.3 cents per total mile due primarily to the impact of the Landair acquisition and employee pay adjustments since the third quarter of 2017, partially offset by fewer miles from team-driven trucks, which carry the cost of two drivers.

“Insurance and claims expense increased to 14.5 cents per mile in the third quarter of 2018 versus 9.8 cents per mile in the third quarter of 2017. Our rate of accidents per million miles, as measured by the U.S. Department of Transportation, remained essentially constant compared with the 2017 quarter, but the expected outcome of certain casualty insurance claims resulted in an overall increase to expense.

“Net fuel expense decreased by 3.7 cents per total mile in the 2018 quarter, primarily as a result of improvement in fuel hedging activity, with $0.6 million of fuel hedge gains in the 2018 quarter compared with $1.0 million of fuel hedge losses in the 2017 quarter. In addition, our fuel surcharge recovery was more effective during the 2018 quarter and we expect to continue to experience improved fuel economy as we upgrade our tractor fleet.  These favorable items were partially offset by increased fuel pricing. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged $0.61/gallon higher in the third quarter of 2018 compared with the 2017 quarter.

“Depreciation and amortization (which includes gain or loss on disposition of assets) increased by $1.1 million primarily resulting from $1.4 million of depreciation expense and $0.5 million of non-cash intangible amortization expense attributable to Landair’s truckload operations partially offset by recognition of a $0.3 million gain on disposal of equipment in the current year quarter as compared to a $0.7 million loss on disposal of equipment in the prior year quarter. The improvement in consolidated gain/loss on disposition resulted from a strengthening market for used tractors and trailers.

“In addition to the items mentioned above, primarily in connection with our acquisition of Landair, we experienced increases to operations and maintenance, revenue equipment rentals and purchased transportation, operating taxes and licenses, as well as general supplies and expenses.”

Management Discussion—Non-Asset Based Managed Freight and Other Operations
Mr. Parker offered the following comments concerning the Company’s non-asset based managed freight segment (“Managed Freight”): “For the quarter, Managed Freight’s total revenue increased 80.9%, to $46.3 million from $25.6 million in the same quarter of 2017. Operating income was $4.2 million for an operating ratio of 90.9%, compared with operating income of $2.5 million and an operating ratio of 90.3% in the third quarter of 2017. Of the $20.7 million of increased total revenue, Landair contributed $20.4 million of revenue to combined Managed Freight operations in the third quarter of 2018. In addition, our 49% equity investment in Transport Enterprise Leasing contributed $2.1 million of pre-tax income in the quarter compared with $0.8 million in the third quarter of 2017.”

Capitalization, Liquidity and Capital Expenditures
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “In connection with the July 3rd acquisition of Landair, we expended $83.0 million in cash in exchange for 100% of Landair’s outstanding stock and assumed $15.5 million of Landair’s outstanding debt, which we have paid in full. In addition to the cash paid at closing, subject to further adjustments, we expect to pay an additional $8.2 million in gross up payments to the Landair sellers related to an Internal Revenue Code Section 338(h)(10) election we have made. These additional gross up payments will be made subsequent to September 30, 2018. At September 30, 2018, our total balance sheet debt and capital lease obligations, net of cash, were $216.0 million, and our stockholders’ equity was $326.2 million, for a ratio of net debt to total balance sheet capitalization of 39.8%, which compares favorably to the 40.2% ratio as of December 31, 2017, even with the cash expended for the Landair acquisition. In addition, our leverage ratio (defined as: net balance sheet debt divided by trailing four quarters earnings before interest, taxes, depreciation, and amortization, as adjusted and pro forma for the Landair acquisition) has improved to 1.5x from 1.9x for the fiscal 2017 period. At September 30, 2018, the discounted value of future obligations under off-balance sheet operating lease obligations was $26.4 million. Between December 31, 2017 and September 30, 2018, the Company's balance sheet debt and capital lease obligations, net of cash, increased by $17.6 million, while the present value of financing provided by operating leases increased $4.7 million. At September 30, 2018, we had $59.9 million of borrowing availability under our revolving line of credit.

“Our net capital expenditures excluding the Landair acquisition for the three months ended September 30, 2018 totaled $1.6 million compared to $33.1 million for the prior year period. Excluding the assets acquired with the Landair transaction, in the first nine months of 2018, we took delivery of approximately 525 new company tractors and disposed of approximately 611 used tractors. Our current tractor fleet plan for full-year 2018 includes the delivery of approximately 930 new company tractors, and the disposal of approximately 812 used tractors.”

Outlook
Mr. Cribbs commented on the Company’s outlook: “We expect the overall balance of business conditions to remain favorable through the fourth quarter of 2018 and into 2019.  Freight demand has been, and remains, strong across our business units and indications from our holiday peak season customers indicate robust expectations for the fourth quarter.  From a capacity perspective, attracting and retaining highly qualified, over the road professional truck drivers remains our largest challenge.  Low unemployment, alternative careers, and an aging driver population are creating an increasingly competitive environment. In this environment, we continue to work actively with our customers to improve driver compensation, efficiency, and working conditions while providing a high level of service and generating acceptable financial returns.  We intend to continue to allocate our assets where the returns are justified and use our managed freight units to supplement our internal capacity.

“For the fourth quarter, we will remain a major participant in the holiday peak shipping season and anticipate our consolidated adjusted operating ratio and consolidated adjusted earnings per diluted share to improve compared with the fourth quarter of 2017.  However, due to changes in team versus solo-driver mix, dedicated versus irregular route capacity, and managed freight capacity, as well as the impact of the Landair transaction, we are not offering more specific earnings guidance.”

Conference Call Information
The Company will host a live conference call tomorrow, October 24, 2018, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 86738402. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; Landair Transport and Landair Logistics of Greeneville, Tennessee; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to the expected fuel economy of new tractors, our current tractor fleet plan, and the statements under “Outlook” are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during 2018, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant
KPerry@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
($000s, except per share data)	2018	2017	% Change	2018	2017	% Change
Freight revenue	$214,623	$159,500	34.6%	$535,721	$445,212	20.3%
Fuel surcharge revenue	28,680	19,131		77,466	56,489
Total revenue	$243,303	$178,631	36.2%	$613,187	$501,701	22.2%

Operating expenses:
Salaries, wages, and related expenses	86,249	60,732		211,621	178,639
Fuel expense	33,428	25,998		89,817	76,310
Operations and maintenance	16,457	13,046		40,783	37,504
Revenue equipment rentals and purchased transportation	47,445	36,361		115,525	90,719
Operating taxes and licenses	3,377	2,364		8,649	7,197
Insurance and claims	12,675	7,681		31,269	24,313
Communications and utilities	1,810	1,747		5,216	5,081
General supplies and expenses	6,391	3,729		16,833	10,919
Depreciation and amortization, including gains and losses on disposition of property and equipment	19,290	17,932		56,803	57,707
Total operating expenses	227,122	169,590		576,516	488,389
Operating income	16,181	9,041		36,671	13,312
Interest expense, net	2,460	2,174		6,360	6,216
Income from equity method investment	(2,142)	(750)		(5,407)	(2,575)
Income before income taxes	15,863	7,617		35,718	9,671
Income tax expense	4,249	2,985		9,716	3,530
Net income	$11,614	$4,632		$26,002	$6,141

Basic earnings per share	$0.63	$0.25		$1.42	$0.34
Diluted earnings per share	$0.63	$0.25		$1.41	$0.33
Basic weighted average shares outstanding (000s)	18,343	18,288		18,337	18,275
Diluted weighted average shares outstanding (000s)	18,497	18,424		18,448	18,373

	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
	2018	2017	% Change	2018	2017	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based truckload revenues	$168,373	$133,935	25.7%	$444,846	$389,832	14.1%
Managed freight revenues	46,250	25,565	80.8%	90,875	55,380	64.1%
Freight revenue	$214,623	$159,500	34.6%	$535,721	$445,212	20.3%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.160	$1.872	15.4%	$2.051	$1.827	12.3%
Average freight revenue per total mile	$1.967	$1.689	16.4%	$1.870	$1.642	13.9%
Average freight revenue per tractor per week	$4,159	$3,922	6.1%	$4,149	$3,810	8.9%
Average miles per tractor per period	27,797	30,511	-8.9%	86,523	90,489	-4.4%
Weighted avg. tractors for period	3,080	2,533	21.6%	2,749	2,557	7.5%
Tractors at end of period	3,077	2,550	20.7%	3,077	2,550	20.7%
Trailers at end of period	7,260	7,114	2.1%	7,260	7,114	2.1%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2018	12/31/2017
Total assets	$747,482	$649,668
Total stockholders' equity	$326,150	$295,201
Total balance sheet debt, net of cash	$216,020	$198,443
Net Debt to Capitalization Ratio	39.8%	40.2%
Tangible book value per basic share	$13.72	$16.11

Covenant Transportation Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1) (2)

(Dollars in thousands)	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
GAAP Presentation	2018	2017	bps Change	2018	2017	bps Change
Total revenue	$243,303	$178,631		$613,187	$501,701
Total operating expenses	227,122	169,590		576,516	488,389
Operating income	$16,181	$9,041		$36,671	$13,312
Operating ratio	93.3%	94.9%	-160	94.0%	97.3%	-330

Non-GAAP Presentation	2018	2017	bps Change	2018	2017	bps Change
Total revenue	$243,303	$178,631		$613,187	$501,701
Fuel surcharge revenue	(28,680)	(19,131)		(77,466)	(56,489)
Freight revenue (total revenue, excluding fuel surcharge)	214,623	159,500		535,721	445,212

Total operating expenses	227,122	169,590		576,516	488,389
Adjusted for:
Fuel surcharge revenue	(28,680)	(19,131)		(77,466)	(56,489)
Amortization of intangibles (3)	(731)	-		(731)	-
Adjusted operating expenses	197,711	150,459		498,319	431,900
Adjusted operating income	16,912	9,041		37,402	13,312
Adjusted operating ratio	92.1%	94.3%	-220	93.0%	97.0%	-400

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted operating ratio.
(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") on and prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair. Certain data necessary to complete the purchase price allocation for the Landair acquisition is open for adjustments during the measurement period. We believe the estimates used are reasonable, but are subject to change as additional information becomes available.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1) (2)

(Dollars in thousands)	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2018	2017	2018	2017
GAAP Presentation - Net income	$11,614	$4,632	$26,002	$6,141
Adjusted for:
Income tax expense	4,249	2,985	9,716	3,530
Income before income taxes	15,863	7,617	35,718	9,671
Amortization of intangibles (3)	731	-	731	-
Adjusted income before income taxes	16,594	7,617	36,449	9,671
Provision for income tax expense at effective rate	(4,445)	(2,985	(9,915)	(3,530
Non-GAAP Presentation - Adjusted net income	$12,149	$4,632	$26,534	$6,141

GAAP Presentation - Diluted earnings per share ("EPS")	$0.63	$0.25	$1.41	$0.33
Adjusted for:
Income tax expense	0.23	0.16	0.53	0.19
Income before income taxes	0.86	0.41	1.94	0.53
Amortization of intangibles (3)	0.04	-	0.04	-
Adjusted income before income taxes	0.90	0.41	1.98	0.53
Provision for income tax expense at effective rate	(0.24)	(0.16	(0.54)	(0.19
Non-GAAP Presentation - Adjusted EPS	$0.66	$0.25	$1.44	$0.33

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP Adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") on and prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair. Certain data necessary to complete the purchase price allocation for the Landair acquisition is open for adjustments during the measurement period. We believe the estimates used are reasonable, but are subject to change as additional information becomes available.

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